Exhibit 10.1

September 3, 2013

Realty Income Corporation

600 La Terraza Boulevard

Escondido, CA 92025

Attn:  Board of Directors

Ladies and Gentlemen:

I hereby deliver to Realty Income Corporation (“Realty Income”) this notice of my retirement, effective as of September 3, 2013, from my positions as Chief Executive Officer and as an officer of Realty Income and each of its subsidiaries and affiliates, and I hereby consent and agree as set forth below with respect to my employment relationship with Realty Income, effective as of September 3, 2013.  This notice shall constitute an amendment to the Employment Agreement, dated January 1, 2013, between me and Realty Income (the “Employment Agreement”).

1.         Position.  Following September 3, 2013, I will continue as an employee of Realty Income in the position of Executive Advisor until January 7, 2014.  Effective as of January 7, 2014, I hereby retire from my employment with Realty Income and its subsidiaries and affiliates (including from my position as Executive Advisor).

2.         Base Salary and Annual Bonus.  As compensation for my services as Executive Advisor, my annual base salary from the date hereof until January 7, 2014 will remain at $700,000 per year.  I also acknowledge that I will remain eligible to receive an annual cash bonus, to be determined by the Company in its sole discretion, for the Company’s 2013 fiscal year.

3.         Equity Awards.  I acknowledge that I will remain eligible to participate in the Company’s 2012 Incentive Award Plan, as may be amended from time to time, in accordance with Section 5 of the Employment Agreement and subject to the terms and conditions of the plan.  In addition, the Company and I acknowledge that, as of the date hereof, I hold outstanding restricted stock awards with respect to 127,256 shares of the Company’s common stock, each of which shall remain outstanding and vest in accordance with their terms on January 1, 2014.

4.         Severance.  I agree that Section 10(b) of the Employment Agreement is hereby deleted in its entirety.

5.         This notice is delivered pursuant to Section 10(c) of the Employment Agreement, and I agree that it does not constitute notice of a termination of my employment by Realty Income “without Cause” or notice of a “Constructive Termination” (each, as defined in the Employment Agreement) of my employment by me.   Realty Income hereby waives the requirement under Section 10(c) of the Employment Agreement that I provide two (2) weeks prior written notice of such termination.

I further agree that neither the foregoing nor any action taken by Realty Income in connection therewith (including without limitation the appointment of a new Chief Executive Officer of Realty Income) will constitute a termination of my employment without Cause, a Constructive Termination, or an event giving rise to a Constructive Termination for purposes of my Employment Agreement or any other agreement between me and Realty Income.

Sincerely,

/s/ Thomas A. Lewis
Thomas A. Lewis

Acknowledged and Agreed:

REALTY INCOME CORPORATION

/s/ Michael R. Pfeiffer
Name: Michael R. Pfeiffer
Title: Executive Vice President, General Counsel and Secretary

cc: Gary Malino, Co-President, Chief Operating Officer